EXHIBIT 99.2
Report of Independent Registered Public Accounting Firm for the Year Ended December 31, 2007
To the Participants and Plan Administrators
RTI International Metals, Inc. Employee
     Savings and Investment Plan
          We have audited the accompanying statements of net assets available for benefits of RTI International Metals, Inc. Employee Savings and Investment Plan (the “Plan”) as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
          Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedule of assets (held at end of year) as of December 31, 2007 and supplementary schedule H line 4a (Schedule of delinquent contributions) for the year then ended December 31, 2007 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplementary schedules are the responsibility of the Plan’s management. The supplementary schedules have been subjected to the auditing procedures applied in the audits of the basic 2007 financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic 2007 financial statements taken as a whole.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
Pittsburgh, Pennsylvania
June 25, 2008

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS

Investments in RMI Titanium Master Trust, at fair value	$10,315,639	$15,705,733
Participant loans	551,209	598,592
Contributions receivable:
Participant	131,906	102,587
Employer	71,448	59,816

Total contributions receivable	203,354	162,403

Total assets	11,070,202	16,466,728

LIABILITIES
Excess contributions payable	—	18,728

Total liabilities	—	18,728

Net assets available for benefits, at fair value	11,070,202	16,448,000
Adjustment from fair value to contract value for fully benefit responsive investment contracts	101,562	17,351

Net assets available for benefits	$11,171,764	$16,465,351

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2008

2008

Contributions:
Participant	$1,651,704
Employer	876,817
Rollovers	57,206

Total contributions	2,585,727
Net investment income (loss) from Master Trust	(6,720,684)
Interest income on participant loans	49,188

Total additions (subtractions)	(4,085,769)
Deductions:
Participants’ benefits paid	1,140,550
Administrative fees	36,548

Total deductions	1,177,098

Net increase (decrease) prior to transferred assets	(5,262,867)
Transfers	(30,720)

Net increase (decrease) in assets available for benefits	(5,293,587)
Net assets available for benefits:
Beginning of year	16,465,351

End of year	$11,171,764

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
The financial statements of the RTI International Metals, Inc. Employee Savings and Investment Plan (the “Plan”) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan.
ACCOUNTING METHOD
The financial statements of the Plan use the accrual method of accounting.
USE OF ESTIMATES
The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements, the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.
RISKS AND UNCERTAINTIES
Investments of the Plan are exposed to various risks, such as interest rate risk, market risk, and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits.
CONTRIBUTIONS
Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Participant contributions not yet deposited and amounts not funded by RMI Titanium (the “Company” or the “Plan Sponsor”), are recorded as contributions receivable.
ADMINISTRATIVE EXPENSES
Administrative costs of the Plan are absorbed by the Plan Sponsor. However, the Plan permits the Plan Sponsor to use forfeitures to pay for administrative expenses.
INVESTMENT FEES
Net investment returns reflect certain fees paid by the investment funds to their affiliated investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the RMI Titanium Master Trust (the “Master Trust”) investment earnings activity and related allocation to the Plan and thus are not separately identifiable as an expense.
PAYMENT OF BENEFITS
Benefits are recorded when paid.

NOTES TO FINANCIAL STATEMENTS (continued)
NEW ACCOUNTING PRONOUNCEMENTS
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 became effective as of January 1, 2008. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). FSP FAS 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and liabilities, except for those that are recognized or disclosed at fair value on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The adoption of SFAS 157 did not have an effect on the Plan’s Financial Statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to make an irrevocable election to measure certain financial instruments and other assets and liabilities at fair value on an instrument-by-instrument basis. Unrealized gains and losses on items for which the fair value option has been elected should be recognized into net earnings at each subsequent reporting date. The provisions of SFAS 159 became effective as of January 1, 2008. The adoption of SFAS 159 did not have a material effect on the Plan’s Financial Statements as no fair value elections were made.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 provides for additional disclosure requirements for derivative instruments and hedging activities, including disclosures as to how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133 and how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows. SFAS 161 is effective as of January 1, 2009. The Plan does not expect the adoption of SFAS 161 to have a material effect on the Plan’s Financial Statements.
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of the financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. The Plan does not expect the adoption of SFAS 162 to have a material effect on the Plan’s Financial Statements.
In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes principles and standards related to the accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. SFAS 165 requires an entity to recognize, in the financial statements, subsequent events that provide additional information regarding conditions that existed at the balance sheet date. Subsequent events that provide information about conditions that did not exist at the balance sheet date shall not be recognized in the financial statements under SFAS 165. SFAS 165 is effective for the Plan’s fiscal year ending December 31, 2009. The Plan does not expect SFAS 165 to have a material effect on the Plan’s Financial Statements.

NOTES TO FINANCIAL STATEMENTS (continued)
NOTE 2 — FAIR VALUE MEASUREMENTS:
The Plan adopted SFAS No. 157 effective January 1, 2008. SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier fair value hierarchy that prioritizes the inputs utilized in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data and which requires the Plan to develop its own assumptions. This hierarchy requires the Plan to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
A summary of the Plan’s financial assets and their respective levels within the fair value hierarchy is presented below:

	Fair Value of Plan Assets as of December 31, 2008
	Level 1	Level 2	Level 3	Total

Mututal Funds	$7,806,313	$—	$—	$7,806,313
RTI Unitized Stock Fund	—	626,525	—	626,525
Common/Collective Trust Fund	—	1,882,801	—	1,882,801
Participant Loans	—	—	551,209	551,209

	$7,806,313	$2,509,326	$551,209	$10,866,848

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2008:

Level 3 Assets
Participant Loans
Balance, beginning of year	$598,592
Issuances, repayments and settlements, net	(47,383)

Balance, end of year	$551,209

The Plan’s mutual funds are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Plan’s participant loans, all of which mature by the end of 2016, are classified within Level 3 because they are derived using unobservable market data. The participant loans are included at their carrying values, in the statements of net assets available for benefits, which approximated their fair values at December 31, 2008. The Plan’s RTI unitized stock fund and common/collective trust fund (“CCT”) are classified within Level 2, and explained further in Note 3 to the Plan’s Financial Statements.
NOTE 3 — INVESTMENTS:
The Plan invests in the Master Trust. The Master Trust invests in mutual funds, the CCT managed by Fidelity Management Trust Company (“Fidelity”, the “Trustee” or the “Record Keeper”), RTI International Metals, Inc. (parent of the Company, “RTI”) common stock through a unitized stock fund, and participant loans. Investments in mutual funds are managed by the Trustee and are valued at fair market value based on published quotations. Security transactions are recorded as of the trade date. The unitized common stock fund and CCT are valued at the net value of participation units which are generally valued by the Trustee based upon quoted market prices of the underlying assets. The CCT valuation as of December 31, 2008 is calculated based upon unaudited quoted market prices of the underlying assets provided by the Trustee. Participants can obtain further information concerning the CCT from its separate audited financial statements dated September 30, 2008. Participant loans are valued at their outstanding balances, which approximates fair value. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains/losses are recorded using an average cost basis for shares in the transaction.

NOTES TO FINANCIAL STATEMENTS (continued)
COMMON COLLECTIVE TRUST FUND
As described in FASB Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through the Master Trust. The Statements of Net Assets Available for Benefits presents the fair value of the investment in the Master Trust as well as the adjustment of the investment in the Master Trust from fair value to contract value relating to investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.
During the year ended December 31, 2008, the Plan held investments in Fidelity Managed Income Portfolio Fund (“MIP”) which is a CCT managed by Fidelity Investments. The MIP is a fund of the Fidelity Group Trust for Employee Benefit Plans. The MIP invests in underlying assets, typically fixed-income securities and bond funds and may include derivative instruments such as futures contracts and swap agreements. The fund also enters into “wrapper” contracts issued by third parties and invests in cash equivalents represented by shares in a money market fund. A wrap contract is similar to buying insurance and provides full benefit responsiveness, provided that all the terms of the wrap contract have been met. Wrap contracts are normally purchased from issuers rated in the top three long-term rating categories (A- or the equivalent and above) by any one of the nationally recognized statistical rating organizations. The MIP attempts to maintain a $1.00 Net Asset Value (“NAV”) per unit.
The crediting rate is used as an estimated future market value calculated by compounding a portfolio’s current market value at its current yield to maturity for a period equal to the portfolio’s duration. The crediting rate is the discounted rate that equates that estimated future market value with the portfolio’s current contract value. Crediting rates of the wrap contracts are reset quarterly. The wrap contracts provide a guarantee that the crediting rate will not fall below zero percent. The portfolio and wrap contracts purchased by the portfolio are designed to pay all participant-initiated transactions at contract value. The wrap contracts limit the ability of the portfolio to transact at contract value if certain events occur, but the Plan’s management is not aware of the occurrence or likely occurrence of any of these events. The wrap contracts are valued using discounted cash flow models that consider recent bids, discount rate, and the duration of the underlying portfolio securities. A wrap issuer may terminate a wrap contract for cause at any time.
The MIP trustee values the remaining underlying assets of the fund using various methods including readily available bid prices in the principal market in which the securities trade, pricing services that use valuation matrices that incorporate both dealer supplied valuations and valuation models, valuation inputs using the structure of the issue, cash flow assumptions, the value of the underlying assets and guarantees.
The MIP is included at fair value on the statements of net assets available for benefits based on the proportionate share of the ownership of the Plan’s participants.
The average yield earned by all wrap contracts held by the Plan’s common/collective trust funds were approximately 3.57% and 4.82% for the years ended December 31, 2008 and 2007, respectively. The average yield earned by the Plan for all wrap contracts held by the Plan’s common/collective trust funds based on the actual interest rate credited to participants were approximately 3.04% and 4.40% for the years ended December 31, 2008 and 2007, respectively.
UNITIZED STOCK FUND
The RTI unitized stock fund allows the participants the benefits of being invested in RTI common stock in a manner similar to a mutual fund. The value of a unit in the fund is the market value of the RTI common stock owned in the fund and the market value of the short-term cash position (fund equity) divided by the number of units outstanding.

NOTES TO FINANCIAL STATEMENTS (continued)
The following information pertains to the RTI unitized stock fund in the Master Trust as of December 31:

	2008		2007
	Shares	Fair Value	Shares	Fair Value

RTI International Metals, Inc. Common Stock (Symbol: RTI)	180,369	$2,581,080	79,113	$5,453,259
Fidelity Institutional Cash Portfolio MM Fund	187,090	187,090	373,785	373,785
Other		352		50,256

Total		$2,768,522		$5,877,300

The following represents the Plan’s interest in the unitized fund as of December 31:

	2008	2007
Unitized fund units held	120,575	79,403
Per unit price	$5.20	$21.98
INVESTMENTS IN PLAN TRUST
At December 31, 2008, the Master Trust includes funds of the RTI International Metals, Inc. Employee Savings and Investment Plan, the RMI Employee Savings and Investment Plan, and the RMI Bargaining Unit Employee Savings and Investment Plan.
At December 31, 2008 and 2007, Master Trust fund net assets allocated to the Plan totaled $10,315,639 and $15,705,733, respectively.
Fair values of investments in the Master Trust are as follows:

	2008	2007

At fair value as determined by quoted market prices:
Mutual funds	$22,774,606	$38,944,012

At estimated fair value:
RTI unitized stock fund	2,768,522	5,877,300
Common/collective trust fund	10,311,922	9,508,845

Investments in trust, at fair value	$35,855,050	$54,330,157

At December 31, 2008 and 2007 the Plan held 28.8% and 28.9% respectively, of the Master Trust assets.

NOTES TO FINANCIAL STATEMENTS (continued)
The following presents the investment income (loss) of the Master Trust for the year ended December 31:

2008

Net appreciation/(depreciation) in fair value of investments:
RTI unitized stock fund	$(4,861,266)
Mutual funds	(17,585,358)
Common/collective trust fund	(452,908)
Dividends	1,813,055

Net investment income (loss)	$(21,086,477)

OTHER INVESTMENTS RELATED DISCLOSURES
Investments that represent five percent or more of the Plan’s net assets available for benefits are separately identified as of December 31:

	2008	2007

At fair value as determined by quoted market prices:
Mutual Funds:
Fidelity Magellan	$1,396,849	$3,132,479
Fidelity Growth & Income	$789,110	$1,939,735
Fidelity Low-Priced Stock	$1,060,692	$1,777,770
Fidelity Worldwide	$762,300	$1,306,772
Spartan US Equity Index	$810,764	$1,405,990
At estimated fair value:
RTI unitized stock fund	$626,525	$1,745,274
Fidelity Managed Income Portfolio Fund (CCT)	$1,882,801	$1,596,633
NOTE 4 — DESCRIPTION OF PLAN:
GENERAL
The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals, and other important features of the Plan.
The Plan, created on January 1, 2001, is a defined contribution and matching dollar contribution plan covering full-time salaried, non-represented, represented and hourly employees who are at least 21 years of age and have completed three months of service. The Plan includes eligible employees of certain of RTI’s subsidiaries, including, RTI Energy Systems, RTI LA, RTI Connecticut, RTI Texas, RTI Pierce Spafford, RTI Fabrication, RTI Hermitage, RTI F&D Inc., RTI Tradco, RTI St. Louis, RTI Alloys, RTI Hamilton and RTI Martinsville. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
CONTRIBUTIONS
There are several types of contributions that can be added to a participant’s account: an employee salary deferral contribution, an employer matching contribution, an employer profit sharing contribution, and an employer qualified non-elective contribution. Participants may also contribute amounts representing rollover distributions from other qualified defined benefit or contribution plans.

NOTES TO FINANCIAL STATEMENTS (continued)
Participants may contribute from 1% to 20% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (“IRC”). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the Record Keeper directly or by accessing their accounts via the internet. Participants are 100% vested in their voluntary contributions and rollover contributions plus actual earnings thereon at all times.
The employer may make annual discretionary profit sharing contributions in an amount to be determined at Plan year end by the Board of Directors. Profit sharing contributions, if any, made to the Plan by the employer will be allocated to participant accounts in the ratio that the participant’s eligible compensation bears to the total eligible compensation paid to all eligible participants.
The employer may contribute a portion of a participant’s salary up to a maximum of 5% depending upon the subsidiary as defined in the Plan agreement. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Employees hired after January 1, 2006 will receive a non-discretionary employer matching contribution equal to 50% of the first 8% of employee contributions.
Employees newly hired, or rehired, on or after August 15, 2008 are subject to automatic enrollment provisions under the Plan. Unless an eligible employee makes an affirmative election otherwise, the employee’s deferral will be 3% of the employee’s eligible compensation for each payroll period in which the employee is an active participant. In addition, these participants are also subject to an automatic deferral increase of 1% annually, not to exceed 10% of eligible compensation, unless the participant affirmatively elects otherwise after receiving appropriate notice.
PLAN TRANSFERS
During 2008, certain employees became eligible to enroll and transfer funds from their prior plan to one of the other two plans offered to RTI employees. The aggregate amount transferred out of the Plan totaled $30,720.
PARTICIPATION
An employee becomes a participant in the Plan on the first day of the month after completing three months of service and upon attaining age 21.
PARTICIPANTS’ ACCOUNTS
Allocations are based on participants’ compensation and/or account balances, as defined in the Plan document.
VESTING
Participants vest in the employer contributions at the rate of 20 % to 33.3% per year until fully vested after three to six years of service depending upon the subsidiary.
PAYMENT OF BENEFITS
Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:
•	Retirement;

•	Termination of employment with the Company; or

•	Death

NOTES TO FINANCIAL STATEMENTS (continued)
Upon termination of service other than by retirement, disability, or death, a participant will receive a lump sum payment if the total of their vested account balance does not exceed $1,000. If the vested account balance exceeds $1,000, the assets will generally be held in a trust until the participant’s normal or early retirement date.
Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (IRS) guidelines in effect at the time of the withdrawal.
PARTICIPANT LOANS
Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loan repayment terms range from one month to five years, unless it is for the purchase of their principal residence in which case the loan repayment period may not extend beyond 10 years from the date of the loan, and are secured by the balance in the participant’s account. Loans bear interest at a rate commensurate with the current market rate when made.
FORFEITURES
If a participant terminates their employment and is less than 100% vested in their share of the employer contributions, they will forfeit the non-vested portion of their employer contributions. Forfeited account balances are retained in the Plan and will first be used to pay administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable under the Plan. Forfeited account balances at December 31, 2008 and 2007 totaled $87,923 and $52,621, respectively. Forfeitures allocated to pay administrative expenses of the Plan during the year ended December 31, 2008 totaled $35,375. Administrative fees of $1,173 were paid by Plan participants for transaction based fees.
ADMINISTRATION
The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan are paid by the Company when such expenses exceed the forfeited non-vested employer contributions under the termination provision, while legal and audit fees are paid by RTI and, as such, are not expenses of the Plan.
TERMINATION PROVISION
The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.
NOTE 5 — INCOME TAXES:
The IRS has determined and informed the Company by a letter dated May 26, 2005, that the Plan and related trust are designed in accordance with the applicable sections of the IRC. The Plan has been amended and restated since receiving the determination letter; however, the Administrator and the plan’s tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan financial statements.

NOTES TO FINANCIAL STATEMENTS (continued)
NOTE 6 — PARTY-IN-INTEREST:
Certain investments of the Plan are managed by the Trustee of the Plan. The Plan also invests in common stock of RTI. In addition, the Plan issues loans to participants, which are secured by the balances in the participants’ accounts. Therefore, these related transactions qualify as party-in-interest transactions. All other transactions which may be considered parties-in-interest transactions relate to normal plan management and administrative services, and the related payment of fees.
NOTE 7 — RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:
A reconciliation of net assets available for benefits according to the financial statements consists of the following as of December 31:

	2008	2007
Net assets available for benefits per the financial statements	$11,171,764	$16,465,351

Computed fair value adjustment to net investment gain/(loss)-common collective trust	(101,562)	(17,351)

Net assets available for benefits per the Form 5500	$11,070,202	$16,448,000

A reconciliation of investment income (loss) according to the financial statements consists of the following for the year ended December 31:

2008
Investment income (loss) per the financial statements	$(6,720,684)

Adjustment from contract value to fair value for fully benefit responsive investment contracts	(84,211)

Investment income (loss) per the Form 5500	$(6,804,895)

NOTE 8 — EXCESS CONTRIBUTIONS:
Contributions received from participants were $18,728 for excess contributions (net of corresponding gains and losses) for the Plan year ended December 31, 2007. The 2007 excess contributions were remitted during January 2008 through April 2008 to certain active participants to return their excess deferral contributions, originally deferred during the year ended December 31, 2007 with the Company and/or prior employers, as required to satisfy the applicable Internal Revenue Code. Amounts are also included in the Plan’s Statement of Net Assets Available for Benefits as excess contributions payable.
NOTE 9 — SUBSEQUENT EVENT:
On March 2, 2009 the Plan transferred out the Tradco salary employees, RTI Alloys, RTI St. Louis and RTI Hermitage to the RMI Employee Savings & Investment Plan via a partial plan merger. Plan participants should reference the Plan agreement for more detailed information regarding the transfer.
On March 2, 2009 the Plan transferred out the Tradco Union Employees to the RMI Bargaining Unit Employee Savings and Investment Plan via a partial plan merger. Plan participants should reference the Plan agreement for more detailed information regarding the transfer.

Form 5500 Schedule H, line 4i
SCHEDULE OF ASSETS
(Held at End of Year)
RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
DECEMBER 31, 2008
EIN: 52-2115953, PLAN #: 001

			**
(a)	Identity of issue (b)	Description of investment (c)	Cost (d)	Current Value (e)
*	Master Trust Fund	Money Market, Common Stock Fund, Common Collective Trust, and Mutual Funds	N/A	$10,315,639
*	Participant Loans	Interest Rates High 10.25%, Low 6.25%	N/A	551,209

		Total:		$10,866,848

*	Party-in-interest

**	Historical cost has not been presented as all investments are participant directed.